Kulicke & Soffa Pte Ltd 6 Serangoon North Ave 5 #03-16 Singapore 554910
65.6880.9600 phone
65.6880.9580 fax
www.kns.com

Exhibit 99.1

Kulicke & Soffa Fiscal 2Q 2011 Results Exceed High-End of Guidance

Singapore – May 3, 2011 – Kulicke & Soffa Industries, Inc. (NASDAQ: KLIC) (“K&S” or the “Company”) today announced results for its second fiscal quarter ended April 2, 2011.

For its second quarter of fiscal 2011, the Company reported net revenue of $206.7 million and net income of $39.9 million, or $0.54 per diluted share.

Quarterly Results
	Fiscal Q2 2011	Change vs. Fiscal Q2 2010	Change vs. Fiscal Q1 2011
Net Revenue	$206.7 million	34.4%	38.9%
Gross Profit	$99.0 million	46.0%	37.2%
Gross Margin	47.9%	380 bps	(50) bps
Income from Operations	$43.6 million	87.2%	97.8%
Operating Margin	21.1%	590 bps	630 bps
Net Income	$39.9 million	88.5%	164.2%
Net Margin	19.3%	550 bps	920 bps
EPS – Diluted	$0.54	92.9%	157.1%

Bruno Guilmart, Kulicke & Soffa’s President and Chief Executive Officer, said, “Our results exceeded the high-end of prior guidance, with revenue increasing approximately 39% compared to the prior quarter led by our OSAT customers. We continue to benefit from strong demand from both our ball and wedge bonder equipment lines from a wide range of customers.

“Momentum continued in the gold to copper transition, with approximately 71% of our ball bonder shipments in the most recent quarter sold as copper capable bonders.  We also continue to benefit from ongoing replacement demand for our latest generation of gold only ball bonders.  We have also seen an increased demand for large area bondable options, which enable our customers to gain added efficiencies and reduce the cost of packaging.  We believe we are maintaining our leadership position by offering the best equipment and tools solutions available on the market, backed by a flexible and efficient manufacturing model that allows us to ramp up production to meet customer demand.”

Key Product Trends

•	Ball bonder equipment net revenue increased 57.7% over the December quarter. This sequential change was predominantly driven by increased OSAT customer demand.
•	71% of ball bonder equipment shipments were sold as copper capable bonders.
•	Wedge bonder equipment net revenue increased 19.4% over the December quarter.

Financial Highlights

•	Net revenue increased sequentially to $206.7 million, exceeding the high end of guidance.

•	Gross margin remained strong at 47.9%.
•	Operating margin was up 630 bps from the prior quarter to 21.1%.
•	Net income was $39.9 million.
•	Diluted EPS was $0.54.
•	Cash and cash equivalents increased to $275.7 million up $78.1 million from the prior quarter.

Third Quarter Fiscal 2011 Outlook

The Company expects net revenue for the third quarter of fiscal 2011 to be approximately $255 million to $275 million.

Looking forward, Bruno Guilmart, commented, “We continue to position our business to leverage our R&D leadership and innovation and to focus our efforts to mitigate volatility, improve profitability and ensure our longer-term growth.  We expect our overall ball and wedge bonding businesses to remain strong through the third quarter.”

Earnings Conference Call Details

A conference call to discuss these results will be held today, May 3, 2011 beginning at 8:00 am (ET). To access the conference call, interested parties may call +1-877-407-8037 or internationally +1-201-689-8037, or can access the live webcast at www.kns.com/investors/events.

A replay will be available from approximately one hour after the completion of the call through May 10, 2011 by calling toll-free +1-877-660-6853 or internationally +1-201-612-7415 and using the following replay access codes: 5521 (account number) and 370466 (replay ID number). A webcast replay will also be available at www.kns.com/investors/events.

About Kulicke & Soffa

Kulicke & Soffa (NASDAQ: KLIC) is a global leader in the design and manufacture of semiconductor and LED assembly equipment. As a pioneer in this industry, K&S has provided customers with market leading packaging solutions for decades. In recent years, K&S has expanded its product offerings through strategic acquisitions, adding die and wedge bonders and a broader range of expendable tools to its core ball bonding products. Combined with its extensive expertise in process technology, K&S is well positioned to help customers meet the challenges of assembling the next-generation semiconductor and LED devices. (www.kns.com)

Caution Concerning Forward Looking Statements

In addition to historical statements, this press release contains statements relating to future events and our future results. These statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, and include, but are not limited to, statements that relate to our future revenue, sustained, increasing, continuing or strengthening demand for our products, the continuing transition from gold to copper wire bonding, replacement demand and improving OSAT volumes. While these forward-looking statements represent our judgments and future expectations concerning our business, a number of risks, uncertainties and other important factors could cause actual developments and results to differ materially from our expectations. These factors include, but are not limited to: the risk that customer orders already received may be postponed or canceled, generally without charges; the risk that anticipated customer orders may not materialize; the risk that our suppliers may not be able to meet our demands on a timely basis; the volatility in the demand for semiconductors and our products and services; volatile global economic conditions, which could result in, among other things, sharply lower demand for products containing semiconductors and for the Company’s products, and disruption of capital and credit markets; the risk of failure to successfully manage our operations;  acts of terrorism and violence;  risks, such as changes in trade regulations, currency fluctuations, political instability and war, which may be associated with a substantial non-U.S. customer and supplier base and substantial non-U.S. manufacturing operations;  and the factors listed or discussed in Kulicke and Soffa Industries, Inc. 2010 Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission. Kulicke & Soffa Industries, Inc is under no obligation to (and expressly disclaims any obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contacts:
Kulicke & Soffa Industries, Inc.
Joseph Elgindy
Investor Relations
P: +1-215-784-7518
F: +1-215-784-6180
jelgindy@kns.com

Global IR Partners
David Pasquale
P: +1-914-337-8801
klic@globalirpartners.com

#   #   #

KULICKE & SOFFA INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share and employee data)
(Unaudited)
	Three months ended		Six months ended
	April 2,	April 3,	April 2,	April 3,
	2011	2010	2011	2010

Net revenue:
Equipment	$190,010	$136,353	$322,708	$247,950
Expendable Tools	16,719	17,485	32,884	34,303
Total net revenue	206,729	153,838	355,592	282,253

Cost of sales:
Equipment	100,833	79,466	171,071	144,611
Expendable Tools	6,939	6,600	13,452	13,497
Total cost of sales	107,772	86,066	184,523	158,108

Gross profit:
Equipment	89,177	56,887	151,637	103,339
Expendable Tools	9,780	10,885	19,432	20,806
Total gross profit	98,957	67,772	171,069	124,145

Operating expenses:
Selling, general and administrative	35,415	27,678	66,087	50,317
Research and development	16,524	13,980	31,719	27,141
Amortization of intangible assets	2,386	2,386	4,772	4,774
Restructuring	983	406	2,775	605
Total operating expenses	55,308	44,450	105,353	82,837

Income from operations:
Equipment	41,346	20,194	60,530	35,041
Expendable Tools	2,303	3,128	5,186	6,267
Total income from operations	43,649	23,322	65,716	41,308

Other income (expense):
Interest income	156	89	261	186
Interest expense	(241)	(359)	(483)	(730)
Interest expense: non-cash	(1,780)	(1,746)	(3,552)	(3,458)

Income from operations before income taxes	41,784	21,306	61,942	37,306

Provision for income taxes	1,899	148	6,958	308

Net income	$39,885	$21,158	$54,984	$36,998

Net income per share:
Basic	$0.55	$0.30	$0.77	$0.52
Diluted	$0.54	$0.28	$0.75	$0.50

Weighted average shares outstanding:
Basic	71,512	69,806	71,196	69,745
Diluted	73,120	74,371	72,410	74,143

	Three months ended		Six months ended
	April 2,	April 3,	April 2,	April 3,
Supplemental financial data:	2011	2010	2011	2010

Depreciation and amortization	$4,397	$4,410	$8,804	$8,919

Capital expenditures	$1,884	$1,010	$4,589	$2,106

Equity-based compensation expense:
Cost of sales	$56	$50	$104	$96
Selling, general and administrative	2,148	1,273	3,111	1,987
Research and development	354	386	630	730
Total equity-based compensation expense	$2,558	$1,709	$3,845	$2,813

			As of
			April 2,	April 3,
			2011	2010

Backlog of orders			$217,000	$132,000

Number of employees			2,884	2,749

KULICKE & SOFFA INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	April 2,	October 2,
	2011	2010
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$275,676	$178,112
Restricted cash	-	237
Short-term investments	6,139	2,985
Accounts and notes receivable, net of allowance for doubtful accounts of $870 and $980, respectively	163,631	196,035
Inventories, net	82,939	73,893
Prepaid expenses and other current assets	12,232	15,985
Deferred income taxes	5,454	5,443

TOTAL CURRENT ASSETS	546,071	472,690

Property, plant and equipment, net	30,604	30,059
Goodwill	43,898	26,698
Intangible assets	34,340	39,111
Other assets	11,902	11,611

TOTAL ASSETS	$666,815	$580,169

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$76,030	$82,353
Accrued expenses and other current liabilities	48,193	41,498
Earnout agreement payable	17,200	-
Income taxes payable	1,349	1,279

TOTAL CURRENT LIABILITIES	142,772	125,130

Long term debt	101,749	98,475
Deferred income taxes	21,388	20,355
Other liabilities	13,129	13,729

TOTAL LIABILITIES	279,038	257,689

SHAREHOLDERS' EQUITY
Common stock, no par value	433,176	423,715
Treasury stock, at cost	(46,356)	(46,356)
Accumulated deficit	(686)	(55,670)
Accumulated other comprehensive income	1,643	791

TOTAL SHAREHOLDERS' EQUITY	387,777	322,480

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$666,815	$580,169

KULICKE & SOFFA INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three months ended		Six months ended
	April 2, 2011	April 3, 2010	April 2, 2011	April 3, 2010

Net cash provided by operating activities, continuing operations	$76,477	$6,194	$101,787	$40,319
Net cash used in operating activities, discontinued operations	(444)	(410)	(968)	(906)
Net cash provided by operating activities	$76,033	$5,784	$100,819	$39,413

Net cash provided by (used in) investing activities, continuing operations	(1,989)	2,948	(7,637)	1,917
Net cash used in investing activities, discontinued operations	-	-	-	(1,838)
Net cash provided by (used in) investing activities	$(1,989)	$2,948	$(7,637)	$79

Net cash provided by financing activities	3,906	206	4,031	183
Effect of exchange rate changes on cash and cash equivalents	175	(64)	351	(154)
Changes in cash and cash equivalents	$78,125	$8,874	$97,564	$39,521
Cash and cash equivalents, beginning of period	197,551	175,207	178,112	144,560
Cash and cash equivalents, end of period	$275,676	$184,081	$275,676	$184,081

Short-term investments & restricted cash	6,139	216	6,139	216
Total cash, cash equivalents, restricted cash and short-term investments	$281,815	$184,297	$281,815	$184,297